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Exhibit 99.1

TOM BROWN, INC. AND TOM BROWN RESOURCES FUNDING CORP.
ANNOUNCE CASH TENDER OFFER AND CONSENT SOLICITATION
FOR THEIR OUTSTANDING UNITS

        DENVER, June 14, 2004—Tom Brown, Inc.    ("TBI") and Tom Brown Resources Funding Corp. ("TBRFC" and, together with TBI, "Tom Brown") today announced that they have commenced a cash tender offer (the "Tender Offer") for any and all of their 225,000 outstanding units (the "Units"), on the terms and conditions set forth in the statement dated June 14, 2004 the ("Statement") relating to the Offer to Purchase and Consent Solicitation. Each Unit consists of $512 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBI and $488 principal amount of 7.25% Senior Subordinated Notes due September 15, 2013 of TBRFC (collectively, the "Notes"). The Tender Offer will expire at 12:00 midnight, New York City time, on July 12, 2004, unless extended or terminated by Tom Brown.

        In conjunction with the Tender Offer, Tom Brown also is soliciting consents (the "Consent Solicitation") from the registered holders of the Notes comprising the Units to effect certain proposed amendments to the indentures under which the Notes were issued. A holder cannot tender Units without delivering a corresponding consent to the proposed amendments or vice versa. The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 25, 2004, unless extended or terminated by Tom Brown.

        The total purchase price for each Unit (representing an aggregate of $1,000 principal amount of Notes) validly tendered and accepted for purchase by Tom Brown pursuant to the Tender Offer and Consent Solicitation will be calculated on the second business day before the Consent Solicitation expires based upon a fixed spread of 75 basis points over the yield on the 3.125% U.S. Treasury Note due September 15, 2008. The total purchase price includes a consent payment, equal to $30.00 per Unit.

        If the Units are accepted for payment pursuant to the Tender Offer, holders who validly tender their Units on or prior to the expiration of the Consent Solicitation will receive the total purchase price, whereas holders who validly tender their Units after the expiration of the Consent Solicitation and on or prior to the expiration of the Tender Offer will receive only the total purchase price less the consent payment. In either case, all holders who validly tender their Units will receive accrued but unpaid interest up to but not including the date of payment.

        The proposed amendments to the indentures will be set forth in a second supplemental indenture and are described in more detail in the Statement. The second supplemental indenture will not be executed unless and until Tom Brown has received consents from holders of a majority in outstanding principal amount of the Notes comprising the Units, and the amendments will not become operative unless and until Tom Brown has accepted for purchase the Units pursuant to the Tender Offer and Consent Solicitation.

        A holder of Units may not withdraw its tender of Units and related consent after Tom Brown has executed the second supplemental indenture, subject to limited exceptions.

        Consummation of the Tender Offer and Consent Solicitation, and payment of the Tender Offer consideration and consent payment, is subject to the satisfaction or waiver of various conditions.

        Concurrently with the Tender Offer and Consent Solicitation described above, Tom Brown is offering to purchase for cash any and all of the outstanding Units in connection with the recent change of control of Tom Brown (the "Change of Control Offer"). As previously announced, on May 24, 2004, an indirect wholly-owned subsidiary of EnCana Corporation merged with and into TBI and, as a result, Tom Brown became indirect wholly-owned subsidiaries of EnCana Corporation. This transaction constitutes a "change of control" under the indentures pursuant to which the Notes were issued, and the Change of Control Offer is being made in compliance with the indentures. In the Change of Control Offer, Tom Brown will pay $1,010 per Unit (representing 101% of the aggregate principal amount of the Notes comprising such Unit) validly tendered prior to the expiration of the Change of Control Offer, plus accrued an unpaid interest up to but not including the date of payment. The Change of Control Offer will expire at 12:00 midnight, New York City time, on July 12, 2004, unless extended or terminated by Tom Brown. Units tendered pursuant to the Change of Control Offer may be withdrawn at any time prior to the expiration date. Consummation of the Change of Control Offer, and payment of the Change of Control Offer consideration, is subject to the satisfaction or waiver of various conditions.

        Merrill Lynch & Co. is acting as the sole dealer manager for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation should be directed to Merrill Lynch & Co. at (888) ML4 TNDR or (212) 449-4914 (collect).

        The information agent and the depositary for the Tender Offer, Consent Solicitation and Change of Control Offer is Global Bondholder Services Corporation. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 873-7700 (banks and brokers may also call (212) 430-3774).

        This news release is not an offer to purchase securities, a solicitation of an offer to purchase securities, an offer to sell securities, or a solicitation of consents. The Tender Offer, Consent Solicitation and Change of Control Offer are being made solely by Tom Brown's Offers to Purchase and Consent Solicitation Statement, dated June 14, 2004.

        For inquiries about the Tender Offer, Consent Solicitation and Change of Control Offer, please contact the information agent:

    Global Bondholder Services Corporation
    65 Broadway—Suite 704
    New York, New York 10006
    Attn: Corporate Actions
    Banks and Brokers call: (212) 430-3774
    Toll free: (866) 873-7700

About Tom Brown

        Tom Brown, Inc. is a Denver, Colorado based energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America. Tom Brown Resources Funding Corp. is a direct wholly owned subsidiary of TBI.

    For inquiries about Tom Brown, please contact:

    Tom Brown, Inc.
    Mark Burford
    Director of Investor Relations
    (303) 260-5146

        Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, risks and uncertainties detailed in TBI's most recent filings with the Securities and Exchange Commission. Visit our website at www.tombrown.com.

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TOM BROWN, INC. AND TOM BROWN RESOURCES FUNDING CORP. ANNOUNCE CASH TENDER OFFER AND CONSENT SOLICITATION FOR THEIR OUTSTANDING UNITS